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                                            Rules 424(b)(3) and 424(c)
                                            Registration No. 333-13133

PROSPECTUS SUPPLEMENT
To Prospectus dated October 9, 1996,
Prospectus Supplement dated
July 15, 1997 and Prospectus Supplement
dated October 22, 1997



                             [GRAPHIC]


    U.S. Office Products Company (the "Company" or "USOP") has prepared this Prospectus Supplement to update the Company's Prospectus dated October 9, 1996, as supplemented by Prospectus Supplement dated July 15, 1997, and as supplemented by Prospectus Supplement dated October 22, 1997 (together, the "Prospectus"), covering 56,477,922 shares (as adjusted for a three-for-two stock split in the form of a stock dividend on November 6, 1997) of the Company's common stock, $.001 par value (the "Common Stock").

    The Prospectus describes Jonathan J. Ledecky's role as Chairman and Chief Executive Officer ("CEO") of USOP. On November 5, 1997, USOP announced the promotion of Thomas I. Morgan to the position of President and CEO of USOP.
Mr. Morgan joined USOP in February 1997 as President of USOP's North American Office Products Group and was promoted to Chief Operating Officer in June 1997. USOP also announced the formation of a committee of the Board of Directors to commence a search for a Chief Operating Officer to augment USOP's senior management team.

    In conjunction with the promotion of Mr. Morgan, Mr. Ledecky will no longer serve as the CEO of USOP. He has entered into an amended employment agreement with USOP (the "Employment Agreement") under which he will continue to serve as USOP's Chairman and as an executive of USOP with responsibilities for USOP's strategic planning and acquisition activities. Mr. Ledecky will not be responsible for the day-to-day oversight of USOP, and his base salary is set at $250,000 per year. The Employment Agreement allows Mr. Ledecky to participate in outside entrepreneurial activities including his anticipated role as Chairman and Chief Executive Officer of Consolidation Capital Corporation ("CCC"), a Washington-based firm currently in registration for an initial public offering of common stock. Mr. Ledecky currently serves as Chairman of CCC.



             The date of this Prospectus Supplement is November 6, 1997.